                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D

                 Under the Securities Exchange Act of 1934

                                  Radius, Inc.
           --------------------------------------------------------
                                (Name of Issuer)

                           Common Stock (No Par Value)
           --------------------------------------------------------
                          (Title of Class of Securities)

                                  750470 20 5
           --------------------------------------------------------
                                 (CUSIP Number)

               Wendy Davis, Esq.
               General Counsel
               5665 Plaza Dr.
               Cypress, CA 90630              714.220.2500
           --------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                              December 2, 1997
           --------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

   If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

   The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

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                                  SCHEDULE 13D

CUSIP No. 750470 20 5


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Mitsubishi Electronics America, Inc.
       FEIN 95-3193190

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 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  / /
                                                                      (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS
                        00
-------------------------------------------------------------------------------
 (5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO      / /
     ITEMS 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
-------------------------------------------------------------------------------
Number of Shares              (7) SOLE VOTING POWER
 Beneficially Owned                 3,999,901
 by Each Reporting           --------------------------------------------------
 Person With                  (8) SHARED VOTING POWER

                             --------------------------------------------------
                              (9) SOLE DISPOSITIVE POWER

                             --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       3,999,901
-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES     / /

-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       7.3
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
       CO
-------------------------------------------------------------------------------
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                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:




By: /s/ KAZUHIKO HAYAKAWA
   ---------------------------
   Kazuhiko Hayakawa
   President
   Information Technologies Group